Exhibit 5(b) and 8

                                  REID & PRIEST LLP
                                 40 West 57th Street
                                 New York, NY  10019
                                Telephone 212 603-2000
                                   Fax 212 603-2001


                                                       January 15, 1997


          Texas Utilities Electric Company
          Energy Plaza
          1601 Bryan Street
          Dallas, Texas  75201


          Ladies and Gentlemen:

                    Reference is made to the Registration Statement (Registration Statement) on Form S-3 to be filed by Texas Utilities Electric Company (Company) on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) Securities (Securities) of TU Electric Capital IV and TU Electric Capital V (collectively, the Trusts) having an aggregate liquidation preference of up to $500,000,000, such Securities to be offered in one or more underwritten public offerings; (ii) one or more Guarantees of the Company with respect to the Securities (collectively, the Guarantees); and (iii) up to $500,000,000 in aggregate principal amount of the Company's Junior Subordinated Debentures (Debentures) to be issued pursuant to the terms of an indenture from the Company to The Bank of New York, as trustee (Indenture) and purchased by the relevant Trust with the proceeds of the sale of the Securities. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.


                    Based upon the foregoing, we are of the opinion that:

               1. All requisite action necessary to make each Guarantee a valid, legal and binding obligation of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Guarantee and such Guarantee shall have been duly executed and delivered by the parties thereto;

               2. All requisite action necessary to make the Debentures valid, legal and binding obligations of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Debentures, and the Debentures shall have been issued and delivered to the related Trust for the consideration contemplated in the Registration Statement;

          in each case, except as such may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and by general principles of equity.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of Texas. As to all matters of Texas law, we have with your consent relied upon an opinion of even date herewith addressed to you by Worsham, Forsythe & Wooldridge, L.L.P. of Dallas, Texas.

                    We confirm our opinion as set forth under the caption "Certain United States Federal Income Tax Consequences" in the prospectus supplement constituting a part of the Registration Statement.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Reid & Priest LLP

                                                  REID & PRIEST LLP